Exhibit 4.8

SHAREHOLDER RIGHTS PLAN AGREEMENT

DATED AS OF

November 8, 2010

BETWEEN:

POSTMEDIA NETWORK CANADA CORP.

- and -

COMPUTERSHARE INVESTOR SERVICES INC.

as Rights Agent

5.12	Successors	39
5.13	Benefits of this Agreement	39
5.14	Governing Law	39
5.15	Severability	39
5.16	Effective Date and Reconfirmation	40
5.17	Determinations and Actions by the Board of Directors	40
5.18	Time of the Essence	40
5.19	Execution in Counterparts	40

EXHIBIT A - Form of Rights Certificate

- ii -

SHAREHOLDER RIGHTS PLAN AGREEMENT

SHAREHOLDER RIGHTS PLAN AGREEMENT dated as of November 8, 2010, between Postmedia Network Canada Corp. (the “Corporation”), a corporation existing under the laws of Canada, and Computershare Investor Services Inc., a company existing under the laws of Canada (the “Rights Agent”).

RECITALS:

1.	The Board of Directors has determined that it is advisable and in the best interests of the Corporation to adopt the Rights Plan to ensure, to the extent possible, that the Board of Directors has sufficient time to properly develop and pursue the alternatives that could maximize value for Shareholders and to ensure that Shareholders are treated fairly in connection with a take-over offer for the Corporation or other acquisition of control of the Corporation.

2.	In order to implement the Rights Plan, the Board of Directors has:

(a)	authorized and declared the issuance at the Record Time of one Right in respect of each Voting Share and Variable Voting Share outstanding at the Record Time;

(b)	authorized the issuance of one Right in respect of each Voting Share and Variable Voting Share issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time; and

(c)	authorized the issuance of Rights Certificates to holders of Rights pursuant to the terms and subject to the conditions set forth herein.

3.	Each Right entitles the holder thereof, after the Separation Time, to purchase securities or other assets of the Corporation pursuant to the terms and subject to the conditions set forth herein.

4.	The Corporation has appointed the Rights Agent to act on behalf of the Corporation and holders of Rights, and the Rights Agent has agreed to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates, the exercise of Rights and other matters referred to herein.

5.	Capitalized terms used above without definition have the meanings given to such terms in Article 1 of this Agreement.

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, subject to such covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Certain Definitions

For the purposes of this Agreement, the following terms have the meanings indicated:

(a)	“Acquiring Person” shall mean any Person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares or Variable Voting Shares; provided, however, the term “Acquiring Person” shall not include:

(i)	the Corporation or any Subsidiary of the Corporation;

(ii)	any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares or Variable Voting Shares as a result of any one or a combination of:

(A)	an acquisition or redemption by the Corporation or a Subsidiary of the Corporation of Voting Shares or Variable Voting Shares or the automatic or optional conversion of Variable Voting Shares into Voting Shares or vice versa (other than, for greater certainty, the automatic or optional conversion of shares Beneficially Owned by such Person) pursuant to the Constating Documents and the share provisions contained therein that, by reducing the number of Voting Shares or Variable Voting Shares outstanding, increases the percentage of outstanding Voting Shares or Variable Voting Shares Beneficially Owned by such Person to 20% or more of the Voting Shares or Variable Voting Shares, as the case may be, then outstanding (“Share Reduction”); or

(B)	an acquisition of Voting Shares or Variable Voting Shares made pursuant to a Permitted Bid (a “Permitted Bid Acquisition”); or

(C)

an acquisition of Voting Shares or Variable Voting Shares (1) in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to the provisions of Section 5.2; (2) which were made pursuant to a dividend reinvestment plan of the Corporation; (3) pursuant to the receipt or exercise of rights issued by the Corporation to all the holders of Voting Shares and Variable Voting Shares (other than holders resident in a jurisdiction where such dividend is restricted or impracticable as a result of applicable law) to subscribe for or purchase Voting Shares, Variable Voting Shares or Convertible Securities, provided that such rights are acquired directly from the Corporation and not from any other person and provided that the Person does not thereby acquire a greater percentage of Voting Shares, Variable Voting Shares or Convertible Securities so offered than the Person’s percentage of Voting Shares, Variable Voting Shares or Convertible Securities

Beneficially Owned immediately prior to such acquisition or exercise; or (4) pursuant to a distribution by the Corporation of Voting Shares, Variable Voting Shares or Convertible Securities made pursuant to a prospectus or a private placement, provided that the Person does not thereby acquire (or is not thereby deemed to Beneficially Own) a greater percentage of Voting Shares or Variable Voting Shares so offered than the Person’s percentage of Voting Shares or Variable Voting Shares Beneficially Owned immediately prior to such acquisition (“Exempt Acquisitions”);

(D)	acquisitions by a Person of Voting Shares, Variable Voting Shares or Convertible Securities:

(i) as a result of a stock dividend, a stock split or other event pursuant to which such Person receives or acquires Voting Shares, Variable Voting Shares or Convertible Securities on the same pro rata basis as all other holders of securities of the same class or series of the Corporation;

(ii) pursuant to a regular dividend reinvestment or other plan of the Corporation made available by the Corporation to all holders of Voting Shares and Variable Voting Shares (other than holders resident in any jurisdiction where participation in any such plan is restricted or impractical as a result of applicable law), where such plan permits the holder to direct that the dividends paid in respect of such Voting Shares and Variable Voting Shares be applied to the purchase from the Corporation of Voting Shares, Variable Voting Shares or Convertible Securities; or

(iii) pursuant to the receipt or exercise of rights (other than the Rights) issued by the Corporation to all of the holders of Voting Shares and Variable Voting Shares (other than holders resident in any jurisdiction where participation in any such plan is restricted or impractical as a result of applicable law) on a pro rata basis to subscribe for or purchase Voting Shares, Variable Voting Shares or Convertible Securities,

provided, however, that such Person does not thereby acquire a greater percentage of Voting Shares or Variable Voting Shares, as applicable, than the percentage of Voting Shares or Variable Voting Shares Beneficially Owned by that Person immediately prior to such acquisition (“Pro Rata Acquisitions”); or

(E)	the acquisition of Voting Shares or Variable Voting Shares upon the exercise, conversion or exchange of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition (“Convertible Security Acquisitions”);

provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Voting Shares or Variable Voting Shares then outstanding by reason of any one or a combination of: (i) Share Reductions; (ii) Permitted Bid Acquisitions; (iii) Exempt Acquisitions; (iv) Convertible Security Acquisitions; or (v) Pro Rata Acquisitions; and, after such Share Reductions, Permitted Bid Acquisitions, Exempt Acquisitions, Convertible Security Acquisitions or Pro Rata Acquisitions, such Person subsequently becomes the Beneficial Owner of more than an additional .25% of the number of Voting Shares or Variable Voting Shares outstanding (other than pursuant to any one or a combination of Share Reductions, Permitted Bid Acquisitions, Exempt Acquisitions, Convertible Security Acquisitions or Pro Rata Acquisitions), as the case may be, then, as of the date of any such acquisition, such Person shall become an “Acquiring Person”;

(iii)	for the period of 10 days after the Disqualification Date (as hereinafter defined), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares or Variable Voting Shares as a result of such Person becoming disqualified from relying on clause 1.1(e)(v) hereof where such disqualification results solely because such Person has made or proposes to make a Take-over Bid in respect of securities of the Corporation alone or by acting jointly or in concert with any other Person (the first date of public announcement (which, for purposes of this definition, shall include, without limitation, any report or disclosure filed or made pursuant to applicable securities legislation) by such Person or the Corporation of the intent of such Person to commence such a Take-over Bid being herein referred to as the “Disqualification Date”);

(iv)	an underwriter or member of a banking or selling group that becomes the Beneficial Owner of 20% or more of the Voting Shares or Variable Voting Shares in connection with a distribution of securities by way of prospectus or private placement;

(v)	a Person (a “Grandfathered Person”) who is the Beneficial Owner of 20% or more of the outstanding Voting Shares or Variable Voting Shares determined as at the Record Time, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time, become the Beneficial Owner of any additional Voting Shares or Variable Voting Shares, other than through one or any combination of a Permitted Bid Acquisition, an Exempt Acquisition, a Share Reduction, a Pro Rata Acquisition or a Convertible Security Acquisition;

(b)	“Affiliate” when used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person;

(c)	“Agreement” shall mean this shareholder rights plan agreement, as the same may be amended or supplemented from time to time; “hereof’, “herein”, “hereto” and similar expressions mean and refer to this Agreement as a whole and not to any particular part of this Agreement;

(d)	“Associate”, when used to indicate a relationship with a specified Person, means any relative of such specified Person who has the same home as such specified Person, or any person to whom such specified Person is married, or any person with whom such specified Person is living in a conjugal relationship outside marriage, or any relative of such spouse or other person who has the same home as such specified Person;

(e)	A Person shall be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own”:

(i)	any securities as to which such Person, or any of such Person’s Affiliates or Associates, is the owner at law or in equity;

(ii)	any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to acquire (A) upon the exercise, conversion or exchange of any Convertible Securities, or (B) pursuant to any agreement, arrangement or understanding, whether in writing or not, in either case where such right is exercisable within a period of 60 days and whether or not on condition or occurrence or the happening of any contingency or the making of one or more payments (other than (1) customary agreements with and between underwriters or banking group or selling group members with respect to a distribution of securities to the public or pursuant to a prospectus or by way of a private placement, or (2) pursuant to a pledge of securities in the ordinary course of the pledgee’s business); provided, however, that, for greater clarity, a Non-Canadian who holds Variable Voting Shares will not be deemed to be the “Beneficial Owner” of, have “Beneficial Ownership” of or “Beneficially Own” any Voting Shares into which the Variable Voting Shares owned by such Person are convertible pursuant to the Corporation’s Constating Documents and the share provisions contained therein, and

(iii)	any securities which are Beneficially Owned within the meaning of clauses 1.1(e)(i) or (ii) above by any other Person with which such Person or any of such Person’s Affiliates or Associates is acting jointly or in concert;

provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security:

(iv)

where such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or any of such Person’s Affiliates or Associates or any other Person referred to in clause 1.1(e)(iii) until the earliest time at which any such deposited or tendered security is accepted unconditionally for payment or exchange or is taken up and paid for;

(v)	where such Person, any of such Person’s Affiliates or Associates or any other Person referred to in clause 1.1(e)(iii), holds such security provided that (A) the ordinary business of any such Person (the “Investment Manager”) includes the management of investment funds for others and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager’s duties for the account of any other Person, including the acquisition or holding of securities for non-discretionary accounts held on behalf of a client by a broker or dealer registered under applicable securities laws; provided, however, that for greater certainty, Investment Manager does not include a hedge fund, a private equity fund or other similar fund or entity or any Person who manages any of the foregoing, or (B) such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons or in relation to other accounts and holds such security in the ordinary course of such duties for the estates of deceased or incompetent Persons or for such other accounts, or (C) such Person (the “Plan Trustee”) is the administrator or trustee of one or more pension funds or plans (each a “Plan”) registered under applicable laws and holds such security for the purposes of its activity as such, or (D) such Person is a Plan or is a Person established by statute (the “Statutory Body”) for purposes that include, and the ordinary business or activity of such Person includes, the management of investment funds for employee benefit plans, pension plans, insurance plans (other than plans administered by insurance companies) or various public bodies, or (E) such Person is a Crown agent or agency; provided in any of the above cases, no one of the Investment Manager, Trust Company, the Plan Trustee, the Plan, the Statutory Body or the Crown agent or agency, makes or announces an intention to make a Take-over Bid alone or acting jointly or in concert with any other Person, other than an Offer to Acquire Voting Shares or Variable Voting Shares or other securities pursuant to a distribution by the Corporation or by means of ordinary market transactions (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange, securities quotation system or organized over-the-counter market;

(vi)	where such Person is a client of or has an account with the same Investment Manager as another Person on whose account the Investment Manager holds such security, or where such Person is a client of or has an account with the same Trust Company as another Person on whose account the Trust Company holds such security, or where such Person is a Plan and has a Plan Trustee for another Plan on whose account the Plan Trustee holds such security;

(vii)	where such Person is: (A) a client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, (B) an account of a Trust Company and such security is owned at law or in equity by the Trust Company, or (C) a Plan and such security is owned at law or in equity by the Plan Trustee; or

(viii)	where such Person is the registered holder of such securities as a result of carrying on the business of, or acting as a nominee of, a securities depositary.

For the purposes of this Agreement, in determining the percentage of the outstanding Voting Shares or Variable Voting Shares with respect to which a Person is or is deemed to be the Beneficial Owner, any unissued Voting Shares or Variable Voting Shares as to which such Person is deemed the Beneficial Owner pursuant to this Section 1.1(e) shall be deemed outstanding.

(f)	“Board of Directors” means the board of directors of the Corporation;

(g)	“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law or executive order to close;

(h)	“Canadian Dollar Equivalent” of any amount which is expressed in United States dollars shall mean, on any day, the Canadian dollar equivalent of such amount determined by multiplying such amount by the U.S. – Canadian Exchange Rate in effect on such date;

(i)	“close of business” on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the principal office in Toronto, Ontario of the transfer agent for the Voting Shares and Variable Voting Shares (or, after the Separation Time, the principal office of the Rights Agent in Toronto, Ontario) is closed to the public;

(j)	“Competing Permitted Bid” means a Take-over Bid that:

(i)	is made after a Permitted Bid or another Competing Permitted Bid has been made and prior to the expiry of that Permitted Bid or Competing Permitted Bid;

(ii)	satisfies all components of the definition of a Permitted Bid other than the requirements set out in clause (ii) of that definition; and

(iii)

contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no securities will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on the date that is no earlier than the later of (A) the earliest date on which securities may be taken up or paid for under any Permitted Bid or Competing Permitted Bid that is then in existence; and (B) 35 days (or such other minimum period of days as may be prescribed by applicable law in the Province of Ontario) after the date of the Take-over Bid constituting the Competing Permitted Bid;

(k)	“Constating Documents” means the articles and by-laws of the Corporation as in effect from time to time;

(l)	“controlled” shall have the meaning ascribed thereto in Section 1.7 hereof;

(m)	“Convertible Securities” means, at any time, any securities issued by the Corporation from time to time (other than the Rights) carrying any exercise, conversion or exchange right pursuant to which the holder thereof may acquire Voting Shares or Variable Voting Shares or other securities which are convertible into, exercisable into or exchangeable for Voting Shares or Variable Voting Shares and, for clarity, the Voting Shares shall be Convertible Securities in respect of the Variable Voting Shares and the Variable Voting Shares shall be Convertible Securities in respect of the Voting Shares, and “Convertible Security” means any such security;

(n)	“Convertible Security Acquisitions” shall have the meaning set forth in the definition of “Acquiring Person”;

(o)	“Co-Rights Agents” shall have the meaning ascribed thereto in subsection 4.1(a) hereof;

(p)	“Corporation” shall mean Postmedia Network Canada Corp.;

(q)	“Disqualification Date” shall have the meaning set forth in the definition of “Acquiring Person”;

(r)	“Effective Date” means November 8, 2010;

(s)	“Election to Exercise” shall have the meaning ascribed thereto in subsection 2.2(d) hereof;

(t)	“Exempt Acquisitions” shall have the meaning ascribed thereto in the definition of “Acquiring Person”;

(u)	“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall be:

(i)	until the Separation Time, an amount equal to three times the Market Price, from time to time, per Voting Share or Variable Voting Share, as the case may be; and

(ii)	from and after Separation Time, an amount equal to three times the Market Price, as at the Separation Time, per Voting Share or Variable Voting Share, as the case may be.

(v)	“Expansion Factor” shall have the meaning ascribed thereto in subsection 2.3(a) hereof;

(w)	“Expiration Time” shall mean the earlier of:

(i)	the Termination Time;

(ii)	the close of business on that date which is the earlier of the date of termination of this Agreement pursuant to Section 5.16(b), or, if this Agreement is confirmed pursuant to Section 5.16(b), the close of business on the tenth anniversary following the Effective Date; and

(iii)	such other time as is determined by the Board of Directors in its sole discretion.

(x)	“Fiduciary” shall mean a trust company registered under the trust company legislation of Canada or any province thereof or a portfolio manager registered under the securities legislation of one or more provinces of Canada;

(y)	“Flip-in Event” shall mean a transaction or event in, or pursuant to, which any Person becomes an Acquiring Person;

(z)	“holder” shall have the meaning ascribed thereto in Section 2.8 hereof;

(aa)	“Independent Shareholders” shall mean Shareholders excluding: (i) any Acquiring Person; (ii) any Offeror (other than a Person who pursuant to Section 1.1(e)(v) is not deemed to Beneficially Own the Shares held by such Persons); (iii) any Affiliate or Associate of any Acquiring Person or Offeror; (iv) any Person acting jointly or in concert with any Acquiring Person or Offeror or any of their respective Affiliates or Associates; and (v) a Person who is a trustee of any employee benefit plan, share purchase plan, deferred profit sharing plan or any similar plan or trust for the benefit of employees of the Corporation or a Subsidiary of the Corporation, unless the beneficiaries of such plan or trust direct the manner in which the Shares are to be voted or direct whether the Shares are to be tendered to a Take-over Bid;

(bb)	“Investment Manager” shall have the meaning ascribed thereto in the definition of “Beneficial Owner” herein;

(cc)

“Market Price” per security of any securities on any date of determination shall mean the average of the daily closing price per security of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing price per security of any securities on any date shall be:

(i)	the closing board lot sale price or, if such price is not available, the average of the closing bid and asked prices, for each security as reported by the principal stock exchange or national quotation system (as determined by volume of trading) on which the securities are listed and posted, or

(ii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on the principal stock exchange or national quotation system on which the securities are listed and posted, the closing board lot sale price or, if such price is not available, the average of the closing bid and asked prices, for each security as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal stock exchange or national quotation system on which the securities are listed and posted, or

(iii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a securities exchange or national quotation system in Canada or the United States, the last quoted price, or if not so quoted, the average of the high bid and low asked prices for each of such securities in the over-the-counter market, as reported by any reporting system then in use (as selected by the Board of Directors), or

(iv)	if on any such date the securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected in good faith by the Board of Directors;

provided, however, that if on any such date none of such prices is available, the closing price per security of such securities on such date shall mean the fair value per security of such securities on such date as determined in good faith by the Board of Directors, after consultation with a nationally or internationally recognized investment dealer or investment banker. The Market Price shall be expressed in Canadian dollars and if initially determined in respect of any day forming part of the 20 consecutive Trading Days in United States dollars, such amount shall be translated into Canadian dollars at the Canadian Dollar Equivalent thereof;

(dd)	“Nominee” shall have the meaning ascribed thereto in subsection 2.2(c) herein;

(ee)	“Non-Canadian” has the meaning ascribed thereto in the Constating Documents;

(ff)	“Offer to Acquire” shall include:

(i)	an offer to purchase, or a solicitation of an offer to sell, Voting Shares, Variable Voting Shares or other Convertible Securities of any series or class; and

(ii)	an acceptance of an offer to sell Voting Shares, Variable Voting Shares or other Convertible Securities of any series or class, whether or not such offer to sell has been solicited,

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

(gg)	“Offeror” shall mean a Person who has announced an intention to make or who is making a Take-over Bid;

(hh)	“Offeror’s Securities” shall mean, the aggregate of the Voting Shares or Variable Voting Shares, as applicable, Beneficially Owned on the date of an Offer to Acquire by an Offeror;

(ii)	“Permitted Bid” shall mean a Take-over Bid made by an Offeror by means of a Take-over Bid circular and which also complies with the following additional provisions:

(i)	the Take-over Bid is made for all of the Voting Shares and Variable Voting Shares and is made to all holders of record of Voting Shares and Variable Voting Shares (on the same terms and for the same consideration), other than the Offeror, its Affiliates and Associates and Persons acting jointly or in concert with the Offeror;

(ii)	the Take-over Bid shall contain, and the provisions for the take-up and payment for Voting Shares and Variable Voting Shares tendered or deposited thereunder shall be subject to, an irrevocable and unqualified condition that no securities shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid;

(iii)	the Take-over Bid shall contain irrevocable and unqualified provisions that, unless the Take-over Bid is withdrawn, securities may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for securities and that all securities deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date;

(iv)

the Take-over Bid shall contain an irrevocable and unqualified condition that not less than 50% of each of the outstanding Voting Shares and Variable Voting Shares held by Independent Shareholders, determined as at the date of first take-up or payment for securities under the Take-over Bid, must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of the first take-up or payment for securities; and

(v)	the Take-over Bid shall contain an irrevocable and unqualified provision that in the event that not less than 50% of each of the outstanding Voting Shares and Variable Voting Shares held by Independent Shareholders shall have been deposited to the Take-over Bid and not withdrawn as at the date of first take-up or payment for securities under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of securities for not less than 10 Business Days from the date of such public announcement;

provided that if a Take-over Bid constitutes a Competing Permitted Bid, the term “Permitted Bid” shall also mean the Competing Permitted Bid;

(jj)	“Permitted Bid Acquisitions” has the meaning set forth in the definition of “Acquiring Person”;

(kk)	“Person” shall mean an individual, firm, body corporate, partnership, syndicate, trust, trustee, personal representative or other form of unincorporated association, government and its agencies or instrumentalities, entity or group whether or not having legal personality and any of the foregoing acting in any derivative, representative or fiduciary capacity;

(ll)	“Plan” shall have the meaning ascribed thereto in the definition of “Beneficial Owner” herein;

(mm)	“Plan Trustee” shall have the meaning ascribed thereto in the definition of “Beneficial Owner” herein;

(nn)	“Pro Rata Acquisitions” shall have the meaning set forth in the definition of “Acquiring Person” herein;

(oo)	“Record Time” shall mean 12:01 a.m. (Toronto time) on November 8, 2010;

(pp)	“Redemption Price” shall have the meaning ascribed thereto in subsection 5.1(a) hereof;

(qq)	“Right” shall mean a right issued pursuant to this Agreement;

(rr)	“Rights Certificate” shall have the meaning ascribed thereto and be in the form provided in subsection 2.2(c) herein;

(ss)	“Rights Plan” shall mean the shareholder rights plan as provided for in this Agreement;

(tt)	“Rights Register” shall have the meaning ascribed thereto in subsection 2.6(a) hereof;

(uu)	“Rights Registrar” shall have the meaning ascribed thereto in subsection 2.6(a) hereof;

(vv)	“Securities Act (Ontario)” shall mean the Securities Act (Ontario), as amended, and the rules and regulations made thereunder, as now in effect or as the same may from time to time be amended, re-enacted or replaced;

(ww)	“Separation Time” shall mean the close of business on the tenth Business Day (or such later date as may be determined by the Board of Directors acting in good faith) after the earlier of:

(i)	the Share Acquisition Date;

(ii)	the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence, a Take-over Bid (other than a Permitted Bid), provided that, if any Take-over Bid referred to in this clause (ii) expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for purposes of this subsection 1.1(ww) never to have been made; and

(iii)	that date upon which a Permitted Bid ceases to be a Permitted Bid,

provided that, if the Board of Directors determines pursuant to Section 5.2 to waive the application of Section 3.1 to a Flip-in Event, the Separation Time in respect of such Flip-in Event shall be deemed never to have occurred;

(xx)	“Share Acquisition Date” shall mean the earliest of (i) the date of the first public announcement or filing by the Corporation or an Acquiring Person or the Corporation of facts indicating that a Person has become an Acquiring Person and (ii) the date on which the Corporation becomes aware of facts indicating that a Person has become an Acquiring Person;

(yy)	“Share Reduction” shall have the meaning set forth in the definition of “Acquiring Person”;

(zz)	“Shareholder” shall mean at any time in respect of the Voting Shares and Variable Voting Shares, the Person shown at that time on the register of holders of such shares maintained by the transfer agent for the Corporation on behalf of the Corporation;

(aaa)	“Statutory Body” shall have the meaning ascribed thereto in the definition of “Beneficial Owner” herein;

(bbb)	“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power or a majority of the equity interest is Beneficially Owned by such Person;

(ccc)	“Take-over Bid” means an Offer to Acquire Voting Shares, Variable Voting Shares or other Convertible Securities, where the Voting Shares or Variable Voting Shares subject to the Offer to Acquire, together with the Voting Shares or Variable Voting Shares, as the case may be, into which the securities subject to the Offer to Acquire are convertible, and the Offeror’s Securities, constitute in the aggregate 20% or more of the outstanding Voting Shares or Variable Voting Shares at the date of the Offer to Acquire;

(ddd)	“Termination Time” shall mean the time at which the right to exercise Rights shall terminate pursuant to Section 5.1 hereof;

(eee)	“Trading Day” when used with respect to any securities, shall mean a day on which the principal Canadian securities exchange (as determined by trading volume) on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a Business Day;

(fff)	“Trust Company” shall have the meaning ascribed thereto in the definition of “Beneficial Owner” herein;

(ggg)	“U.S. - Canadian Exchange Rate” shall mean, on any date;

(i)	if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

(ii)	in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars which is calculated in the manner which shall be determined by the Board of Directors from time to time acting in good faith.

(hhh)	“Variable Voting Shares” shall mean the Class NC variable voting shares in the capital of the Corporation as presently constituted, as such Variable Voting Shares may be subdivided, consolidated, reclassified or otherwise changed from time to time; and

(iii)	“Voting Shares” shall mean the Class C voting shares in the capital of the Corporation as presently constituted, as such Voting Shares may be subdivided, consolidated, reclassified or otherwise changed from time to time;

1.2	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3	Headings

The division of this Agreement into Articles, Sections, subsections, clauses and subclauses and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares or Variable Voting Shares

For purposes of this Agreement, the percentage of Voting Shares Beneficially Owned by any Person, shall be and shall be deemed to be the product (expressed as a percentage) determined by the formula:

100 X A / B

where:

A = the number of Voting Shares Beneficially Owned by such Person; and

B = the number of outstanding Voting Shares.

For purposes of this Agreement, the percentage of Variable Voting Shares Beneficially Owned by any Person, shall be and shall be deemed to be the product (expressed as a percentage) determined by the formula:

100 X C / D

where:

C = the number of Variable Voting Shares Beneficially Owned by such Person; and

D = the number of outstanding Variable Voting Shares.

For the purposes of the foregoing formulae, where any Person is deemed to Beneficially Own unissued Voting Shares or Variable Voting Shares which may be acquired pursuant to Convertible Securities, such Voting Shares or Variable Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares or Variable Voting Shares, as the case may be, Beneficially Owned by such Person in both the numerator and the denominator, but no other unissued Voting Shares or Variable Voting Shares which may be acquired pursuant to any other outstanding Convertible Securities shall, for the purposes of that calculation, be deemed to be outstanding.

1.5	References to Agreement and meaning of “or”

References to “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Agreement and not to any particular Article, Section, subsection, clause, subclause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto. Unless the context otherwise requires, the word “or” is not exclusive and shall be interpreted as “and/or”.

1.6	Acting Jointly or in Concert

For the purposes of this Agreement, a Person is acting jointly or in concert with every other Person who, as a result of any agreement, arrangement, or understanding, whether formal or informal and whether or not in writing, with the first Person or any Associate or Affiliate thereof or any Person acting jointly or in concert with any such Person, (i) acquires or offers to acquire Voting Shares or Variable Voting Shares (other than (A) customary agreements with and between underwriters or banking group members or selling group members with respect to a distribution of securities by way of prospectus or private placement; or (B) pledges of securities in the ordinary course of business); or (ii) intends to exercise voting rights attaching to any securities of the Corporation.

1.7	Control

A Person is “controlled” by another Person or two or more other Persons acting jointly or in concert if:

(a)	in the case of a body corporate, securities entitled to vote in the election of Board of Directors of such body corporate carrying more than 50% of the votes for the election of Board of Directors are held, directly or indirectly, by or for the benefit of the other Person or Persons acting jointly or in concert and the votes carried by such securities are entitled, if exercised, to elect a majority of the board directors of such body corporate; or

(b)	in the case of a Person which is not a body corporate, more than 50% of the voting or equity interests of such entity are held, directly or indirectly, by or for the benefit of the other Person or Persons acting jointly or in concert.

and “controls”, “controlled by” and “under common control with” shall be interpreted accordingly.

1.8	Interpretation of Agreement

The Board of Directors shall have the right to interpret and construe the Agreement and to determine all questions arising out of the Agreement or any Right, and any such interpretation, construction or determination made by the Board of Directors shall be final, binding and conclusive for all purposes.

ARTICLE 2

THE RIGHTS

2.1	Legend on Share Certificates

Certificates representing Voting Shares and Variable Voting Shares (which, for purposes of this Agreement, shall include statements issued under the Direct Registration Statement maintained by the transfer agent for the Corporation), including without limitation any such shares issued upon the conversion of a Convertible Security, which certificates are issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time shall also evidence one Right for each Voting Share or Variable Voting Share, as the case may be, represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

“Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences rights of the holder hereof to certain Rights as set forth in a Shareholder Rights Plan Agreement dated as of November 8, 2010, as the same may be amended, supplemented or restated from time to time in accordance with the terms thereof (the “Rights Agreement”), between Postmedia Network Canada Corp. (the “Corporation”) and Computershare Investor Services Inc., as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the Corporation. Under certain circumstances set out in the Rights Agreement, such Rights may be amended, redeemed, may expire, may become null and void (if, in certain cases, they are “Beneficially Owned” by an “Acquiring Person”, as such terms are defined in the Rights Agreement, whether currently held by or on behalf of such Person or any subsequent holder) or may be evidenced by separate certificates and no longer evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request therefor.”

Certificates representing Voting Shares or Variable Voting Shares that are issued and outstanding at the Record Time shall also evidence one Right for each share evidenced thereby notwithstanding the absence of the foregoing legend until the earlier of the Separation Time and the Expiration Time.

2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights

(a)	Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase one Voting Share or Variable Voting Share, as the case may be, for the Exercise Price determined as at the Business Day immediately preceding the Separation Time (which Exercise Price and number of Voting Shares or Variable Voting Shares, as the case may be, are subject to adjustment as set forth below). Notwithstanding any other provision of this Agreement, any Rights held by the Corporation or any of its Subsidiaries shall be void.

(b)	Until the Separation Time, (i) the Rights shall not be exercisable and no Right may be exercised; and (ii) for administrative purposes, each Right will be evidenced by the certificates for the associated Voting Shares or Variable Voting Shares, as the case may be, registered in the names of the holders thereof (which certificates shall also be deemed to be Rights Certificates) and will be transferable only together with, and will be transferred by a transfer of, such associated shares.

(c)

From and after the Separation Time and prior to the Expiration Time, (i) the Rights shall be exercisable; and (ii) the registration and transfer of the Rights shall be separate from and independent of the associated shares. Promptly following the

Separation Time, the Corporation will prepare or cause to be prepared and the Rights Agent will mail to each holder of record of Voting Shares and Variable Voting Shares as of the Separation Time and, in respect of each Convertible Security converted into Voting Shares or Variable Voting Shares after the Separation Time and prior to the Expiration Time promptly after such conversion to the holder so converting (other than an Acquiring Person, any Person whose Rights are or become void pursuant to the provisions of subsection 3.1(b) and, in respect of any Rights Beneficially Owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of the Corporation (the Corporation hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (A) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule, regulation or judicial or administrative order or with any rule or regulation made pursuant thereto or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and (B) a disclosure statement describing the Rights, provided that a Nominee shall be sent the materials provided for in (A) and (B) in respect of all Voting Shares and Variable Voting Shares held of record by it which are not Beneficially Owned by an Acquiring Person and the Corporation may require any Nominee or suspected Nominee to provide such information and documentation as the Corporation may reasonably require for such purpose.

(d)	Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an election to exercise such Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly completed and executed, accompanied by payment by certified cheque, banker’s draft or money order payable to the order of the Rights Agent, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Voting Shares or Variable Voting Shares in a name other than that of the holder of the Rights being exercised.

(e)	Upon receipt of a Rights Certificate, which is accompanied by a completed and duly executed Election to Exercise that does not indicate that such Right is null and void as provided by subsection 3.1(b) and payment as set forth in subsection 2.2(d), the Rights Agent (unless otherwise instructed by the Corporation) will thereupon promptly:

(i)	requisition from a transfer agent for the share certificates representing the number of such Voting Shares or Variable Voting Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agent to comply with all such requisitions);

(ii)	after receipt of such certificates, deliver the same to or to the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder;

(iii)	when appropriate, requisition from the Corporation the amount of cash, if any, to be paid in lieu of issuing fractional Voting Shares or Variable Voting Shares;

(iv)	when appropriate, after receipt of such cash, deliver such payment to or to the order of the registered holder of the Rights Certificate; and

(v)	tender to the Corporation all payments received on exercise of the Rights.

(f)	If the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	The Corporation covenants and agrees that it will:

(i)	take all such action as may be necessary and within its power to ensure that all securities delivered upon exercise of Rights shall, at the time of delivery of certificates for such securities (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(ii)	take all such action as may be necessary and within its power to comply with the requirements of the Constating Documents, the Securities Act (Ontario), and the other applicable securities laws of each of the provinces of Canada, applicable corporate laws and any other applicable law, rule or regulation, applicable to the issuance and delivery of the Rights, the Rights Certificates and the issuance of any securities upon exercise of Rights;

(iii)	if the Voting Shares or Variable Voting Shares are then listed on an exchange, use reasonable efforts to cause all securities issued upon exercise of Rights to be listed upon issuance on the principal exchanges on which such shares were traded prior to the Share Acquisition Date;

(iv)	cause to be reserved and kept available out of its authorized and unissued Shares, the number of Voting Shares and Variable Voting Shares that, as provided in this Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights;

(v)	pay when due and payable any and all Canadian and, if applicable, United States, federal, provincial and state transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates or certificates for securities issued upon the exercise of Rights, provided that the Corporation shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for securities in a name other than that of the holder of the Rights being transferred or exercised; and

(vi)	after the Separation Time, except as permitted by Section 5.1, Section 5.2 or Section 5.5 hereof, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.3	Adjustments to Exercise Price: Number of Rights

The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3 and in Article 3.

(a)

In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time (i) declare or pay a dividend on its Voting Shares and Variable Voting Shares payable in Voting Shares or Variable Voting Shares (or Convertible Securities) other than pursuant to any mandatory or optional share dividend reinvestment program, (ii) subdivide or change the then outstanding Shares into a greater number of shares, (iii) combine or change the then outstanding Voting Shares and Variable Voting Shares into a smaller number of shares, or (iv) issue any Voting Shares or Variable Voting Shares (or Convertible Securities) in respect of, in lieu of or in exchange for existing shares, then the Exercise Price and the number of Rights outstanding, (or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights) shall be adjusted as of the payment or effective date in the manner set forth below. If the Exercise Price and number of Rights outstanding are to be adjusted, (A) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Voting Shares or Variable Voting Shares, as the case may be, (or other applicable securities of the Corporation) (the “Expansion Factor”) that a holder of one Voting Share or Variable Voting Share, as the case may be, immediately prior to such distribution, subdivision, change, combination or issuance would hold thereafter as a result thereof, and (B) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares with respect to which the original Rights were associated (if they remain outstanding) and the securities of the Corporation issued in respect of such dividend, distribution, subdivision, change, consolidation, combination or issuance, so that each such share (or other securities of the Corporation) will have exactly one Right associated with it. If the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, distribution, subdivision, change, consolidation, combination or issuance would hold thereafter as a result thereof. If, after the Record Time and prior to the Expiration Time, the Corporation shall issue any securities other than Voting Shares and Variable Voting Shares in a transaction of a type described in the first sentence of this subsection 2.3(a), such securities shall be treated herein as nearly equivalent to Voting Shares and Variable Voting Shares as may be practicable and appropriate under the circumstances and, notwithstanding anything to the contrary in this Agreement, the Corporation and the Rights Agent agree to amend this Agreement in order to effect such treatment and will not consolidate with, amalgamate with or into or enter into an arrangement with, any other Person unless such Person agrees to be bound by the terms of an amendment effecting such treatment.

In the event the Corporation shall at any time after the Record Time and prior to the Separation Time issue any Voting Shares or Variable Voting Shares otherwise than in a transaction referred to in the preceding paragraph, each such share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share.

(b)	If an event occurs which would require an adjustment under both this Section 2.3 and Section 3.1 hereof, the adjustment provided for in this Section 2.3 shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 3.1 hereof.

(c)

In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for the issuance of rights, options or warrants to all holders of Voting Shares and Variable Voting Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Voting Shares or Variable Voting Shares (or Convertible Securities) at a price per share (or, if a Convertible Security having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per security) less than the Market Price per Voting Share or Variable Voting Share, as the case may be, on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Voting Shares or Variable Voting Shares, as the case may be, outstanding on such record date, plus the number of Voting Shares or Variable Voting Shares, as the case may be, that the aggregate offering price of the total number of Voting Shares or Variable Voting Shares, as the case may be, so to be offered (or the aggregate initial conversion, exchange or exercise price of the Convertible Securities so to be offered, including the price required to be paid to purchase such Convertible Securities) would purchase at such Market Price per share, and the denominator of which shall be the number of Voting Shares or Variable Voting Shares, as the case may be, outstanding on such record date, plus the number of additional Voting Shares or Variable Voting Shares, as the case may be, to be offered for subscription or purchase (or into which such Convertible Securities so to be offered are initially convertible, exchangeable or exercisable). In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event such rights or warrants are not so exercised prior to the expiration thereof, the Exercise Price shall be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

For purposes of this Agreement, the granting of the right to purchase Voting Shares or Variable Voting Shares (whether from treasury or otherwise) pursuant to any dividend or interest reinvestment plan or any share purchase plan providing for the reinvestment of dividends or interest payable on securities of the Corporation or the investment of periodic optional payments or employee benefit, share option or similar plans (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Corporation; provided, however, that, in the case of any dividend or interest reinvestment plan, the right to purchase shares is at a price per share of not less than 90% of the current market price per share (determined as provided in such plans) of such class of shares.

(d)

In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for a distribution to all Shareholders (including any such distribution made in connection with a merger or amalgamation in which the Corporation is the continuing entity) of evidences of indebtedness or assets, or rights or warrants (excluding those referred to in subsection 2.3(c) hereof) or Convertible Securities in respect of Voting Shares or Variable Voting Shares, the Exercise Price to be in effect after such record date in respect of the Voting Shares or Variable Voting Shares, as the case may be, shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Market Price per Voting Share or Variable Voting Share, as the case may be, on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent), on a per share basis, of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a share and the denominator of which shall be such Market Price per share. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(e)	Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustments which by reason of this subsection 2.3(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(f)	In the event the Corporation shall at any time after the Record Time and prior to the Separation Time issue any securities (other than Voting Shares and Variable Voting Shares), or rights or warrants to subscribe for or purchase any such securities, or securities convertible into or exchangeable for any such securities, in a transaction referred to in clause (a)(i), (a)(iv), (c) or (d) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by clauses (a), (c) and (d) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding clauses (a), (c) and (d) above, such adjustments, rather than the adjustments contemplated by clauses (a), (c) and (d) above, shall be made. The Corporation and the Rights Agent shall amend this Agreement in accordance with Section 5.5, as the case may be, to provide for such adjustments.

(g)	Each Right originally issued by the Corporation subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Voting Shares or Variable Voting Shares, as the case may be, purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided herein.

(h)	Irrespective of any adjustment or change in the Exercise Price or the number of shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per share and the number of shares which were expressed in the initial Rights Certificates issued hereunder.

(i)

In any case in which this Section 2.3 shall require that an adjustment to the Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Voting Shares or Variable Voting Share and other securities of the Corporation, if any, issuable upon such exercise over and above the number of Voting Shares or Variable Voting Shares and other securities of the Corporation, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional securities (fractional or otherwise) upon the occurrence of the event requiring such adjustment.

(j)	Notwithstanding anything in this Section 2.3 to the contrary, the Board of Directors shall be entitled to make reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgment the Board of Directors shall determine to be advisable in order that any (i) consolidation or subdivision of the Voting Shares or Variable Voting Shares, (ii) issuance, wholly or in part for cash, of any Voting Shares or Variable Voting Shares or securities that by their terms are convertible into or exchangeable for Voting Shares or Variable Voting Shares, (iii) stock dividends, or (iv) issuance of rights, options or warrants referred to in this Section 2.3, hereafter made by the Corporation to its Shareholders, shall not be taxable to such Shareholders.

(k)	Each adjustment to the Exercise Price made pursuant to this Section 2.3 shall be calculated to the nearest cent or the nearest hundredth of a share. Whenever an adjustment to the Exercise Price or the securities purchasable upon exercise of the Rights is made pursuant to this Section 2.3, the Corporation shall:

(i)	promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment; and

(ii)	promptly file with the Rights Agent and with the transfer agent for the Voting Shares and Variable Voting Shares a copy of such certificate and mail a brief summary thereof to each holder of Rights who requests a copy.

Failure to file such certificate or cause such summary to be mailed as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

2.4	Date on Which Exercise is Effective

Each Person in whose name any certificate for Voting Shares, Variable Voting Shares or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Voting Shares, Variable Voting Shares or other securities, if applicable, represented thereby on, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the share transfer books of the Corporation are closed, such Person shall be deemed to have become the record holder of such securities on, and such certificate shall be dated, the next succeeding Business Day on which the share transfer books of the Corporation are open.

2.5	Execution, Authentication, Delivery and Dating of Rights Certificate

(a)	The Rights Certificates shall be executed on behalf of the Corporation by any two members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, or the Vice President, Legal of the Corporation. The signature and attestation of any of these individuals on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time members of the Board of Directors or the proper officers of the Corporation shall bind the Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

(b)	Promptly after the Corporation learns of the Separation Time, the Corporation will notify the Rights Agent of such Separation Time and will deliver the disclosure statement referred to in subsection 2.2(c), together with Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent shall countersign manually or by facsimile and send such Rights Certificates to the holders of the Rights pursuant to subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(c)	Each Rights Certificate shall be dated the date of countersignature thereof.

2.6	Registration, Transfer and Exchange

(a)	Following the Separation Time, the Corporation will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the “Rights Registrar”) for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of subsections 2.6(c) and 3.1(b) below, the Corporation will execute, and the Rights Agent will countersign manually or by facsimile and deliver and register, in the name of the holder of such Rights or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(b)

All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Corporation, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange, provided, however, that a Right to acquire Voting Shares shall, automatically and without any further action by the Corporation upon the transfer and exchange of such Right to a non-Canadian, represent a Right to acquire Variable Voting Shares;

(c)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) in connection therewith.

2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates

(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)	If there shall be delivered to the Corporation and the Rights Agent prior to the Expiration Time (i) evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and (ii) such security or indemnity as may be reasonably required by each of them to save each of them and any of their agents harmless, then, in the absence of notice to the Corporation or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon the Corporation’s request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)	Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence a contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued by the Corporation.

2.8	Persons Deemed Owners

The Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated share certificate).

2.9	Delivery and Cancellation of Certificates

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Corporation may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled or provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Corporation.

2.10	Agreement of Rights Holders

Every holder of Rights, by accepting such Rights, consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights:

(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)	that, prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the share certificate representing such Right;

(c)	that, after the Separation Time, each Right will be transferable only together with and will be transferable only upon registration of the transfer on the Rights Register as provided herein;

(d)	that, prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated share certificate) for registration or transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;

(e)	that such holder of Rights has waived his, her or its right to receive any fractional Rights or any fractional shares or other securities upon exercise of Rights (except as provided herein);

(f)	that, subject to Section 5.5, without the approval of any holder of Rights or shares and upon the sole authority of the Board of Directors, acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to and as provided herein; and

(g)	that, notwithstanding anything in this Agreement to the contrary, neither the Corporation nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of the inability of the Corporation or the Rights Agents to perform any of the obligations under this Agreement by reason of any preliminary or permanent injunction or other decree, order or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

2.11	Rights Certificate Holder not Deemed a Shareholder

No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever a holder of any Voting Shares or Variable Voting Shares or any other share or security of the Corporation which may at any time be issued on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed or deemed or confer upon the holder of any Rights or Rights Certificate, as such, any of the rights, titles, benefits or privileges of a holder of Voting Shares or Variable Voting Shares or any other shares or securities of the Corporation or any right to vote at any meeting of Shareholders whether for the election of the Board of Directors or otherwise or upon any matter submitted to Shareholders at any meeting thereof, or to give or withhold consent to any corporate action of the Corporation, or to receive notice of any meeting or other action affecting any holder of Voting Shares or Variable Voting Shares or any other shares or securities of the Corporation except as expressly provided herein, or to receive notice of any meeting or other action affecting any holder of Voting Shares or Variable Voting Shares or any other shares or securities of the Corporation except as expressly provided herein, or to receive distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms and provisions hereof.

ARTICLE 3

FLIP-IN EVENT

3.1	Flip-in Event

(a)

Subject to subsection 3.1(b) and Section 5.2, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective on and after the close of business on the tenth Business Day following the Share Acquisition Date, the right to purchase from the Corporation, upon payment of the relevant Exercise Price and otherwise exercising such Right in accordance with the terms hereof, the number of Voting Shares or Variable Voting Shares, as applicable, having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to ten times the relevant Exercise Price for an amount in cash equal to the relevant Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustments provided for in Section 2.3 upon each occurrence after the Share Acquisition Date of any event analogous to any of the events described in Section 2.3).

(b)	Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time and the Share Acquisition Date by:

(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)	a transferee or other successor in title of Rights, direct or indirect, of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) in a transfer made after the date hereof, whether or not for consideration, that the Board of Directors acting in good faith has determined is part of a plan, arrangement or scheme of an Acquiring Person, (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with any Acquiring Person or any Affiliate or Associate of an Acquiring Person) that has the purpose or effect of avoiding clause 3.1(b)(i), shall become null and void without any further action, and any holder of such Rights (including any transferees or other successors in title) shall not have any right whatsoever to exercise or transfer such Rights under any provision of this Agreement and shall not have thereafter any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The holder of any Rights represented by a Rights Certificate which is submitted to the Rights Agent upon exercise or for registration of transfer or exchange which does not contain the necessary certifications set forth in the Rights Certificate establishing that such Rights are not void under this subsection 3.1(b) shall be deemed to be an Acquiring Person for the purposes of this subsection 3.1(b) and such Rights shall become null and void.

(c)	In the event that there shall not be sufficient Voting Shares or Variable Voting Shares, as the case may be, authorized for issuance to permit the exercise in full of the Rights in accordance with this Section 3.1, the Corporation shall take all such action as may be necessary to authorize additional Voting Shares or Variable Voting Shares, as the case may be, for issuance upon the exercise of the Rights.

(d)

From and after the Separation Time, the Corporation shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of this Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the Securities Act (Ontario) and the securities acts or comparable legislation in each of the other provinces of Canada in respect of the issue of Voting Shares and Variable Voting Shares in compliance with such requirements to Persons who are eligible to purchase such shares upon the exercise of Rights in accordance with this Agreement.

(e)	Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either clause 3.1(b)(i) or 3.1(b)(ii) or transferred to any Nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain or will be deemed to contain the following legend:

“The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareholder Rights Plan Agreement) or a Person who was acting jointly or in concert with an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (including, without limitation, a Person who has entered into an agreement or arrangement to sell Voting Shares or Variable Voting Shares to an Acquiring Person). This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in subsection 3.1(b) of the Shareholder Rights Plan Agreement,”

provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so by the Corporation in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend.

ARTICLE 4

THE RIGHTS AGENT

4.1	General

(a)

The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint such co-rights agents (“Co-Rights Agents”) as it may deem necessary or desirable. In the event the Corporation wishes to appoint one or more Co-Rights Agents, it shall provide reasonable notice of such appointment to the Rights Agent and the respective duties of the Rights Agent and Co-Rights Agents shall be as the Corporation may determine with the consent of the Rights Agent (and Co-Rights Agent). The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements reasonably incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Corporation also agrees to indemnify the Rights Agent and its officers, directors and employees for, and to hold them harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the reasonable costs and expenses of defending against any claim of liability, which right to indemnification will survive the resignation or removal of the Rights Agent or the termination of this Agreement.

(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for shares or any Rights Certificate or certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

4.2	Merger or Amalgamation or Change of Name of Rights Agent

(a)	Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. If, at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned, and if, at that time, any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

(c)	The Corporation shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and, at any time upon request, shall provide to the Rights Agent an incumbency certificate certifying the then current officers of the Corporation.

4.3	Duties of Rights Agents

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which the Corporation, the holders of certificates of shares and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)	the Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion;

(b)	whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be specifically prescribed herein) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be a Director, the President, the Chief Executive Officer, the Chief Financial Officer, or the Senior Vice President, General Counsel of the Corporation and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent will be liable hereunder only for its own negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and will be deemed to have been made by the Corporation only;

(e)

the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to subsection 3.1(b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment or any written notice from the Corporation or any holder that a Person has become an Acquiring Person); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any shares to be issued pursuant to this Agreement or any Rights or as to whether any shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(f)	the Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(g)	the Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any individuals believed by the Rights Agent to be a Director or the Chief Executive Officer, the Chief Financial Officer, or the Senior Vice President, General Counsel of the Corporation, and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be for liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

(h)	the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4	Change of Rights Agent

The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days’ prior notice (or such lesser notice as is acceptable to the Corporation) in writing mailed to the Corporation and to the transfer agent of the Voting Shares and Variable Voting Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.10. The Corporation may remove the Rights Agent upon 30 days’ prior notice in writing, mailed to the Rights Agent and to each transfer agent of the Voting Shares and Variable Voting Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.10. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the

Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights certificate for inspection by the Corporation), then the Rights Agent (at the Corporation’s expense) or the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent, following payment of all outstanding fees and expenses owed to it by the Corporation under this Agreement, shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Voting Shares and Variable Voting Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.10. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

4.5	Compliance with Anti-Money Laundering Legislation

The Rights Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Rights Agent reasonably determines that such an act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Rights Agent reasonably determine at any time that its acting under this Agreement has resulted in it being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ prior written notice to the Corporation, provided: (i) that the Rights Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Rights Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

ARTICLE 5

MISCELLANEOUS

5.1	Redemption and Termination of Rights

(a)

The Board of Directors may, at any time prior to the occurrence of a Flip-in Event as to which the application of Section 3.1 has not been waived pursuant to Section 5.2, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.000001 per Right, appropriately adjusted in a manner analogous to the applicable adjustment to the Exercise Price provided for in Section 2.3 if an event analogous to any of the events described in Section 2.3 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).

(b)	Where a Person acquires, pursuant to a Permitted Bid or a Competing Permitted Bid, outstanding Voting Shares or Convertible Securities, the Board of Directors shall, notwithstanding the provisions of Section 5.1(a), immediately upon such acquisition and without further formality, be deemed to have elected to redeem the Rights at the Redemption Price.

(c)	Where a Take-over Bid that is not a Permitted Bid or a Competing Permitted Bid expires, is terminated or is otherwise withdrawn after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all of the outstanding Rights at the Redemption Price.

(d)	If the Board of Directors elects or is deemed to have elected to redeem the Rights (i) the right to exercise the Rights will thereupon, without further action and without notice, terminate and each Right will after redemption be null and void and the only right thereafter of the holders of Rights shall be to receive the Redemption Price, and (ii) subject to Section 5.1(f), no further Rights shall thereafter be issued.

(e)	Within 10 Business Days of the Board of Directors electing or having been deemed to have elected to redeem the Rights the Corporation shall give or cause to be given notice of redemption to the holders of the outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the Rights Register or, prior to the Separation Time, on the register of Voting Shares maintained by the Corporation’s transfer agent or transfer agents. Each such notice of redemption shall state the method by which the payment of the Redemption Price shall be made.

(f)	Upon the Rights being redeemed pursuant to Section 5.1(c), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Voting Shares and Variable Voting Shares as of the Separation Time had not been mailed to each such holder and, for all purposes of this Agreement, the Separation Time shall be deemed not to have occurred and Rights shall remain attached to the outstanding Voting Shares and Variable Voting Shares, subject to and in accordance with the provisions of this Agreement.

(g)	The Corporation shall not be obligated to make a payment of the Redemption Price to any holder of Rights unless such holders is entitled to receive at least $10.00 in respect of all Rights held by such holder.

5.2	Waiver of Flip-In Events

The Board of Directors may at any time and from time to time (including following the occurrence of a Flip-in Event) waive the application of Section 3.1 to any Flip-in Event by written notice delivered to the Rights Agent and in the event of such waiver, for the purposes of the Agreement, the Flip-in Event shall be deemed never to have occurred and, if such waiver is provided after the Separation Time, all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Voting Shares and Variable Voting Shares as of the Separation Time had not been mailed to each such holder and, for all purposes of this Agreement, the Separation Time shall be deemed not to have occurred and Rights shall remain attached to the outstanding Voting Shares and Variable Voting Shares, subject to and in accordance with the provisions of this Agreement.

5.3	Expiration

No Person shall have any rights whatsoever pursuant to or arising out of this Agreement or in respect of any Right after the Expiration Time, except with respect of any rights to receive cash, securities or other property which has arisen on or prior to the Expiration Time and except the Rights Agent as specified in Section 4.1 of this Agreement.

5.4	Issuance of New Rights Certificates

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.5	Supplements and Amendments

(a)	The Corporation may at any time amend, supplement, vary or delete any of the provisions of this Agreement and the Rights in its sole discretion by resolution of the Board of Directors (whether or not such action would materially adversely affect the interests of the holders of Rights generally); provided that no such amendment, supplement, variation or deletion shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent. Any such amendment, supplement, variation or deletion shall be effective from the date of the resolution of the Board of Directors adopting such amendment, supplement, variation or deletion or such earlier or later date as the Board of Directors may otherwise determine. The implementation of any such amendment, supplement, variation or deletion will be subject to receipt of any necessary regulatory approval including that of any securities regulatory authority or stock exchange.

(b)	The Corporation shall be required to provide the Rights Agent with notice in writing of any such amendment, supplement, variation or deletion to this Agreement as referred to in this Section 5.5 within 5 days of effecting such amendment, supplement, variation or deletion.

5.6	Fractional Rights and Fractional Shares

(a)	The Corporation shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights and no amount shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable.

(b)	The Corporation shall not be required to issue fractions of shares upon exercise of the Rights or to distribute certificates which evidence fractional shares. In lieu of issuing fractional shares, the Corporation may pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the same fraction of the Market Price of one Voting Share or Variable Voting Share, as the case may be, at the date of such exercise.

5.7	Rights of Action

Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective registered holders of the Rights; and any registered holder of any Rights, without the consent of the Rights Agent or of the registered holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.8	Regulatory Approvals

Any obligation of the Corporation or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority.

5.9	Declaration as to Non-Canadian Holders

If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance with the securities laws or comparable legislation of a jurisdiction outside Canada, the Board of Directors acting in good faith may take such actions as it may deem appropriate to ensure that such compliance is not required, including without limitation establishing procedures for the issuance to a Canadian resident Fiduciary of Rights or securities issuable on exercise of Rights, the holder thereof in trust for the Persons entitled thereto (but reserving to the Fiduciary or to the Fiduciary and the Corporation, as the Corporation may determine, absolute discretion with respect thereto) and the sale thereof and remittance of the proceeds of such sale, if any, to the persons entitled thereto. In no event shall the Corporation or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada and any province or territory thereof in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.10	Notices

Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to the Corporation shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, by facsimile or by other similar means of telecommunications addressed (until another address is filed in writing with the Rights Agent) as follows:

Postmedia Network Canada Corp.

1450 Don Mills Road, Suite 300

Don Mills, Ontario

M3B 3R5

Telephone:	(416) 383-2325
Facsimile:	(416) 442-3382

Attention:	Douglas Lamb, Executive Vice President and Chief Financial Officer

and a copy to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, Ontario

M5H 2S7

Telephone:	(416) 597-4178/(416) 597-5140
Facsimile:	(416) 979-1234

Attention:	Celia Rhea/Mark Spiro

Any notice or demand authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights to the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, by facsimile or by other similar means of telecommunications addressed (until another address is filed in writing with the Corporation) as follows:

Computershare Trust Company of Canada

100 University Avenue

9th Floor, North Tower

Toronto, Ontario

M5J 2Y1

Telephone:	(416) 263-9200
Facsimile:	(416) 981-9777

Attention:	Manager, Client Relations

Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, by facsimile or by other similar means of telecommunications addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the Corporation for its Voting Shares and Variable Voting Shares. Any notice which is mailed or sent in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

5.11	Costs of Enforcement

The Corporation agrees that if the Corporation fails to fulfil any of its obligations pursuant to this Agreement, then the Corporation will reimburse the holder of any Rights for the reasonable costs and expenses (including reasonable legal fees) incurred by such holder to enforce his, her or its rights pursuant thereto in any action, suit or proceeding in which a court of competent jurisdiction in a final non-appealable judgment has rendered judgment in favour of the holder.

5.12	Successors

All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

5.13	Benefits of this Agreement

Nothing in this Agreement shall be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

5.14	Governing Law

This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such province applicable to contracts to be made and performed entirely within such province.

5.15	Severability

If any Section, clause, term or provision hereof or the application thereof to any circumstance or any right hereunder shall, in any jurisdiction and to any extent, be invalid or unenforceable, such Section, clause, term or provision or such right shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining Sections, clauses, terms and provisions hereof or rights hereunder in such jurisdiction or the application of such Section, clause, term or provision or rights hereunder in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.16	Effective Date and Reconfirmation

(a)	This Agreement is effective and in full force and effect in accordance with its terms from and after the Effective Date.

(b)	This Agreement must be confirmed by a resolution passed by a majority of the votes cast by Independent Shareholders who vote in respect of such reconfirmation at the annual meeting of the Corporation to be held in 2014 and at every third annual meeting of the Corporation thereafter. If the Agreement is not so reconfirmed or is not presented for reconfirmation at each such annual meeting, then this Agreement and all outstanding Rights will terminate and be void and of no further force and effect on and from the date of termination of any such annual meeting; provided that termination will not occur if a Flip-in Event has occurred (other than a Flip-in Event which has been waived pursuant to Section 5.2 hereof) prior to the date upon which this Agreement would otherwise terminate pursuant to this

Section 5.16(b).

5.17	Determinations and Actions by the Board of Directors

All actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board of Directors pursuant to this Agreement, in good faith, shall not subject any of the members of the Board of Directors to any liability whatsoever to the holders of the Rights.

5.18	Time of the Essence

Time shall be of the essence in this Agreement.

5.19	Execution in Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POSTMEDIA NETWORK CANADA CORP.

Per:	“Steven Pasternak”
	Name:	Steven Pasternak
	Title:	Senior Vice President and General Counsel

Per:	“Douglas Lamb”
	Name:	Douglas Lamb
	Title:	Executive Vice President and Chief Financial Officer
COMPUTERSHARE INVESTOR SERVICES INC.

Per:	“Paul Keyes”
	Name:	Paul Keyes
	Title:	Professional, Client Services

Per:	“Katherine Mills”
	Name:	Katherine Mills
	Title:	Professional, Client Services

EXHIBIT A

(Form of Rights Certificate)

Certificate No.                                               Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE CORPORATION, ON THE TERMS SET FORTH IN THE SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SECTION 3.1(b) OF SUCH AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR TRANSFEREES OF AN ACQUIRING PERSON OR ITS AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) MAY BECOME VOID WITHOUT FURTHER ACTION.

Rights Certificate

This certifies that                             , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the shareholder rights plan agreement dated as of November 8, 2010 (the “Rights Agreement”) between Postmedia Network Canada Corp., a corporation existing under the laws of Canada (the “Corporation”) and Computershare Investor Services Inc., a company existing under the laws of Canada, as right agent (the “Rights Agent”) (which term shall include any successor Rights Agent under the Rights Agreement); to purchase from the Corporation, at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the Expiration Term (as such term is defined in the Rights Agreement), one fully paid class C voting share of the Corporation (a “Voting Share”) or one fully paid Class NC variable voting share of the Corporation (a “Variable Voting Share” as applicable at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed and submitted to the Rights Agent at its principal office in Toronto, Ontario. The Exercise Price shall be an amount equal to three times the Market Price (as such term is defined in the Rights Agreement) per share and shall be subject to adjustment in certain events as provided in the Rights Agreement.

In certain circumstances described in the Rights Agreement, each Right evidenced hereby may entitle the registered holder thereof to purchase or receive assets, debt securities or other securities of the Corporation other than Voting Shares and Variable Voting Shares or more or less than one Voting Share or Variable Voting Share (or a combination thereof), all as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Corporation.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed or terminated by the Corporation under certain circumstances at its option.

No fractional Shares will be issued upon the exercise of any Right or Rights evidenced hereby, as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Voting Shares, Variable Voting Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Corporation or any rights to vote for the election of directors of the Corporation or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of any meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Corporation.

Date:

POSTMEDIA NETWORK CANADA CORP.

By:
Name:
Title:

Countersigned:

COMPUTERSHARE INVESTOR SERVICES INC.

Per:
Authorized Signatory

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the Rights Certificates.)

FOR VALUE RECEIVED

hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                                                       , attorney, to transfer the within Rights Certificate on the books of the within-named entity, with full power of substitution.

Dated:
Signature

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signature guarantees: such signature must be guaranteed by an Eligible Institution. An “Eligible Institution” means a Canadian schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States.

(to be completed if true)

The undersigned hereby represents, for the benefit of the Corporation and all holders of Rights and Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof any other Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of any such other Person (as such terms are defined in the Rights Agreement) (as defined in the Rights Agreement).

Signature

(Print Name)

NOTICE

In the event the certification set forth above in the Form of Assignment OR Form of Election to Exercise is not completed, the Corporation will deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement). No Rights Certificates shall he issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof.

(To be attached to each Rights Certificate)

FORM OF ELECTION TO EXERCISE

POSTMEDIA NETWORK CANADA CORP.

The undersigned hereby irrevocably elects to exercise whole Rights represented by the attached Rights Certificate to purchase the Voting Shares, Variable Voting Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of and delivered to:

name:

address:

Social Insurance,
Social Security or other Taxpayer Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

name:

address:

Social Insurance,
Social Security or other Taxpayer Identification Number:

Dated:
Signature

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signature guarantees: such signature must be guaranteed by an Eligible Institution. An “Eligible Institution” means a Canadian schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States.

(to be completed if true)

The undersigned hereby represents, for the benefit of the Corporation and all holders of Rights and Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof any other Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of any such other Person (as such terms are defined in the Rights Agreement) (as defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above in the Form of Assignment OR Form of Election to Exercise is not completed, the Corporation will deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement). No Rights Certificates shall he issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof.